EXHIBIT 99.1

May 23, 2017
Victor H. Mendelson (305) 374-1745 ext. 7590
Carlos L. Macau, Jr. (954) 987-4000 ext. 7570

HEICO CORPORATION REPORTS RECORD NET INCOME, OPERATING INCOME AND NET SALES FOR THE SECOND QUARTER OF FISCAL 2017; FULL FISCAL YEAR 2017 GROWTH ESTIMATES RAISED IN NET SALES, NET INCOME AND CASH FLOW

2nd Quarter Net Income up 18% on
Operating Income Increase of 15%

HOLLYWOOD, FL and MIAMI, FL -- HEICO CORPORATION (NYSE: HEI.A) (NYSE: HEI) today reported that net income increased 18% to a record $45.7 million, or 53 cents per diluted share, in the second quarter of fiscal 2017, up from $38.7 million, or 45 cents per diluted share, in the second quarter of fiscal 2016. In the first six months of fiscal 2017, net income increased 24% to a record $86.6 million, or $1.00 per diluted share, up from $69.9 million, or 82 cents per diluted share, in the first six months of fiscal 2016.

All share and per share information has been adjusted retrospectively to reflect a 5-for-4 stock split distributed by the Company in April 2017.

Operating income increased 15% to a record $76.5 million in the second quarter of fiscal 2017, up from $66.8 million in the second quarter of fiscal 2016. In the first six months of fiscal 2017, operating income increased 18% to a record $141.1 million, up from $119.4 million in the first six months of fiscal 2016.

The Company's consolidated operating margin improved to 20.8% in the second quarter of fiscal 2017, up from 19.0% in the second quarter of fiscal 2016. The Company's consolidated operating margin improved to 19.8% in the first six months of fiscal 2017, up from 18.2% in the first six months of fiscal 2016.

Net sales increased 5% to a record $368.7 million in the second quarter of fiscal 2017, up from $350.6 million in the second quarter of fiscal 2016. Net sales increased 8% to a record $712.1 million in the first six months of fiscal 2017, up from $656.9 million in the first six months of fiscal 2016.

- more -

Consolidated Results

Laurans A. Mendelson, HEICO’s Chairman and CEO, commented on the Company's second quarter results stating, "We are very pleased to report record quarterly results in consolidated net sales, operating income and net income driven by record net sales and operating income at both operating segments. Our outstanding performance principally reflects increased demand and operating efficiencies within both of our operating segments, as well as the excellent performance of our well managed and profitable fiscal 2016 acquisition.

Cash flow provided by operating activities remained very strong, totaling $97.7 million, or 113% of net income, in the first six months of fiscal 2017. For the full fiscal year 2017, we anticipate cash flow provided by operating activities to approximate 150% of net income.

Our total debt to shareholders' equity ratio was 40.5% as of April 30, 2017.  Our net debt to shareholders’ equity ratio was 37.3% as of April 30, 2017, with net debt (total debt less cash and cash equivalents) of $424.1 million principally incurred to fund acquisitions in fiscal 2017 and 2016. Additionally, we increased the aggregate principal amount of our revolving credit facility by $200 million to $1.0 billion through increased commitments from existing lenders in April 2017. We have no significant debt maturities until fiscal 2019 and plan to utilize our financial flexibility to aggressively pursue high quality acquisition opportunities to accelerate growth and maximize shareholder returns.

As we look ahead to the remainder of fiscal 2017, we anticipate net sales growth within the Flight Support Group and Electronic Technologies Group resulting from increased demand across the majority of our product lines.  Also, we will continue our commitments to developing new products and services, further market penetration, and an aggressive acquisition strategy while maintaining our financial strength and flexibility.

Based on our current economic visibility, we are increasing our estimated consolidated fiscal 2017 year-over-year growth in net sales to 8% - 10% and in net income to 12% - 14%, up from prior growth estimates in net sales of 6% - 8% and in net income of 9% - 11%.  Additionally, we now anticipate our consolidated operating margin to approximate 20%, depreciation and amortization expense to approximate $65 million, capital expenditures to approximate $35 million and cash flow from operations to approximate $270 million, up from the previous estimate of $260 million in cash flow from operations.  These estimates include our recent acquisition of Air Cost Control (A2C), but exclude additional acquired businesses, if any."

- more -

Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's second quarter results stating, "Our record quarterly results in net sales and operating income principally reflects organic growth within the Flight Support Group's aftermarket replacement parts and repair and overhaul parts and services product lines.

The Flight Support Group's net sales increased 5% to a record $231.8 million in the second quarter of fiscal 2017, up from $220.3 million in the second quarter of fiscal 2016. The Flight Support Group's net sales increased 7% to a record $452.7 million in the first six months of fiscal 2017, up from $424.9 million in the first six months of fiscal 2016. The increase in the second quarter and first six months of fiscal 2017 mainly reflects organic growth of 5% and 6%, respectively. The organic growth in the second quarter and first six months of fiscal 2017 is principally attributed to increased demand and new product offerings within our aftermarket replacement parts and repair and overhaul parts and services product lines, partially offset by lower net sales within our specialty products product line.

The Flight Support Group's operating income increased 8% to a record $44.7 million in the second quarter of fiscal 2017, up from $41.3 million in the second quarter of fiscal 2016. The Flight Support Group's operating income increased 12% to a record $86.1 million in the first six months of fiscal 2017, up from $76.8 million in the first six months of fiscal 2016. The increase in the second quarter and first six months of fiscal 2017 is mainly attributed to the previously mentioned net sales growth and efficiencies realized from the benefit of our growth in net sales on relatively consistent period-over-period selling, general and administrative expenses.

The Flight Support Group's operating margin increased to 19.3% in the second quarter of fiscal 2017, up from 18.8% in the second quarter of fiscal 2016. The Flight Support Group's operating margin increased to 19.0% in the first six months of fiscal 2017, up from 18.1% in the first six months of fiscal 2016. The increase in the second quarter and first six months of fiscal 2017 principally reflects the previously mentioned net sales growth and efficiencies realized within selling, general and administrative expenses.

With respect to the remainder of fiscal 2017, we now estimate mid to high-single digit growth in the Flight Support Group's net sales over fiscal 2016 levels and the full year Flight Support Group operating margin to approximate 19.0% - 19.5%.  These estimates include our recent acquisition of A2C, but exclude additional acquired businesses, if any.”

- more -

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO’s Electronic Technologies Group, commented on the Electronic Technologies Group's second quarter results stating, "Our record quarterly results in net sales and operating income were driven principally by increased customer demand for the majority of our products, most notably for certain aerospace, other electronics and medical products.

The Electronic Technologies Group's net sales increased 6% to a record $141.2 million in the second quarter of fiscal 2017, up from $132.6 million in the second quarter of fiscal 2016. The Electronic Technologies Group's net sales increased 13% to a record $267.3 million in the first six months of fiscal 2017, up from $236.7 million in the first six months of fiscal 2016. The increase in the second quarter and first six months of fiscal 2017 principally reflects organic growth of 5% and 6%, respectively. The organic growth in the second quarter and first six months of fiscal 2017 resulted from increased demand in certain aerospace, other electronics and medical products. Additionally, the increase in the first six months of fiscal 2017 reflects the contribution from our profitable fiscal 2016 acquisition.

The Electronic Technologies Group's operating income increased 16% to a record $38.8 million in the second quarter of fiscal 2017, up from $33.4 million in the second quarter of fiscal 2016. The Electronic Technologies Group's operating income increased 22% to a record $67.9 million in the first six months of fiscal 2017, up from $55.7 million in the first six months of fiscal 2016.
The increase in the second quarter and first six months of fiscal 2017 came primarily from the previously mentioned net sales growth and efficiencies realized from the benefit of our growth in net sales on relatively consistent period-over-period selling, general and administrative expenses. Further, the increase in operating income in the first six months of fiscal 2017 reflects a decrease in acquisition costs due to the first quarter of fiscal 2016 reflecting $3.1 million in acquisition costs associated with a prior year acquisition, partially offset by higher performance-based compensation expense.

The Electronic Technologies Group's operating margin improved to 27.5% in the second quarter of fiscal 2017, up from 25.2% in the second quarter of fiscal 2016. The Electronic Technologies Group's operating margin improved to 25.4% in the first six months of fiscal 2017, up from 23.5% in the first six months of fiscal 2016. The increase in the second quarter and first six months of fiscal 2017 principally reflects the previously mentioned net sales growth and efficiencies realized within selling, general and administrative expenses.

With respect to the remainder of fiscal 2017, we are continuing to estimate mid to high-single digit growth in the Electronic Technologies Group's net sales over fiscal 2016 levels, and now anticipate the full year Electronic Technologies Group's operating margin to approximate 25%.  These estimates exclude additional acquired businesses, if any.”

- more -

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) has 1/10 vote per share and the Common Stock (HEI) has one vote per share.)

There are currently approximately 50.6 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 33.8 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO’s two classes of common stock on most websites are HEI.A and HEI. However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Wednesday, May 24, 2017 at 9:00 a.m. Eastern Daylight Time to discuss its second quarter results. Individuals wishing to participate in the conference call should dial: U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 19264407. A digital replay will be available two hours after the completion of the conference for 14 days. To access, dial: (404) 537-3406, and enter the Conference ID 19264407.

HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group.  HEICO's customers include a majority of the world's airlines and overhaul shops, as well as numerous defense and space contractors and military agencies worldwide, in addition to medical, telecommunications and electronics equipment manufacturers.  For more information about HEICO, please visit our website at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies.  HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and services at profitable pricing levels, which could reduce our sales or sales growth; product development or manufacturing difficulties, which could increase our product development costs and delay sales; our ability to make acquisitions and achieve operating synergies from acquired businesses; customer credit risk; interest, foreign currency exchange and income tax rates; economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues; and defense budget cuts, which could reduce our defense-related revenue. Parties receiving this material are encouraged to review all of HEICO's filings with the

- more -

Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

- more -

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended April 30,
	2017	2016
Net sales	$368,657	$350,648
Cost of sales	228,275	216,619
Selling, general and administrative expenses	63,840	67,235
Operating income	76,542	66,794
Interest expense	(1,960)	(2,333)
Other income	151	568
Income before income taxes and noncontrolling interests	74,733	65,029
Income tax expense	23,900	21,300
Net income from consolidated operations	50,833	43,729
Less: Net income attributable to noncontrolling interests	5,147	5,072
Net income attributable to HEICO	$45,686	$38,657

Net income per share attributable to HEICO shareholders: (a)
Basic	$.54	$.46
Diluted	$.53	$.45

Weighted average number of common shares outstanding: (a)
Basic	84,221	83,653
Diluted	86,637	85,035

	Three Months Ended April 30,
	2017	2016
Operating segment information:
Net sales:
Flight Support Group	$231,809	$220,290
Electronic Technologies Group	141,169	132,566
Intersegment sales	(4,321)	(2,208)
	$368,657	$350,648

Operating income:
Flight Support Group	$44,744	$41,308
Electronic Technologies Group	38,826	33,402
Other, primarily corporate	(7,028)	(7,916)
	$76,542	$66,794

- more -

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Six Months Ended April 30,
	2017		2016
Net sales	$712,089		$656,875
Cost of sales	446,290		410,650
Selling, general and administrative expenses	124,707		126,810
Operating income	141,092		119,415	(c)
Interest expense	(3,929)		(3,900)
Other income	635		138
Income before income taxes and noncontrolling interests	137,798		115,653
Income tax expense	40,700	(b)	36,000	(d)
Net income from consolidated operations	97,098		79,653
Less: Net income attributable to noncontrolling interests	10,485		9,725
Net income attributable to HEICO	$86,613		$69,928	(c)(d)

Net income per share attributable to HEICO shareholders: (a)
Basic	$1.03	(b)	$.84	(c)(d)
Diluted	$1.00	(b)	$.82	(c)(d)

Weighted average number of common shares outstanding: (a)
Basic	84,182		83,624
Diluted	86,520		84,980

	Six Months Ended April 30,
	2017		2016
Operating segment information:
Net sales:
Flight Support Group	$452,710		$424,866
Electronic Technologies Group	267,334		236,718
Intersegment sales	(7,955)		(4,709)
	$712,089		$656,875

Operating income:
Flight Support Group	$86,107		$76,788
Electronic Technologies Group	67,910		55,671
Other, primarily corporate	(12,925)		(13,044)
	$141,092		$119,415

- more -

HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a)	All share and per share information has been adjusted retrospectively to reflect a 5-for-4 stock split effected in April 2017.

(b)
During the first quarter of fiscal 2017, the Company adopted Accounting Standards Update ("ASU") 2016-09, "Improvements to Employee Share-Based Payment Accounting," resulting in the recognition of a $3.1 million discrete income tax benefit, which, net of noncontrolling interests, increased net income attributable to HEICO by $2.6 million. Additionally, the adoption of ASU 2016-09 resulted in a 712,000 increase in the Company's weighted average number of diluted common shares outstanding and an increase in net income per share attributable to HEICO shareholders of $.03 per basic and $.02 per diluted share in the first six months of fiscal 2017.

(c)
During the first quarter of fiscal 2016, the Company incurred $3.1 million of acquisition costs in connection with a fiscal 2016 acquisition.  These are one-time nonrecurring costs. These expenses, net of tax, decreased net income attributable to HEICO by $2.0 million, or $.02 per basic and diluted share.

(d)
During the first quarter of fiscal 2016, the Company recognized additional income tax credits for qualified R&D activities related to the last ten months of fiscal 2015 upon the retroactive and permanent extension of the U.S. federal R&D tax credit in December 2015. The tax credits, net of expenses, increased net income attributable to HEICO by $1.7 million, or $.02 per basic and diluted share.

- more -

HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	April 30, 2017	October 31, 2016
Cash and cash equivalents	$36,732	$42,955
Accounts receivable, net	213,107	202,227
Inventories, net	325,661	286,302
Prepaid expenses and other current assets	54,335	52,737
Total current assets	629,835	584,221
Property, plant and equipment, net	126,402	121,611
Goodwill	912,539	865,717
Intangible assets, net	388,366	366,863
Other assets	120,197	101,063
Total assets	$2,177,339	$2,039,475

Current maturities of long-term debt	$407	$411
Other current liabilities	211,571	214,010
Total current liabilities	211,978	214,421
Long-term debt, net of current maturities	460,465	457,814
Deferred income taxes	108,429	105,962
Other long-term liabilities	132,804	114,061
Total liabilities	913,676	892,258
Redeemable noncontrolling interests	125,132	99,512
Shareholders’ equity	1,138,531	1,047,705
Total liabilities and equity	$2,177,339	$2,039,475

- more -

HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended April 30,
	2017	2016
Operating Activities:
Net income from consolidated operations	$97,098	$79,653
Depreciation and amortization	30,501	29,183
Employer contributions to HEICO Savings and Investment Plan	3,679	3,266
Share-based compensation expense	3,110	3,286
Increase in accrued contingent consideration	1,148	1,679
Foreign currency transaction adjustments, net	(280)	2,186
Deferred income tax benefit	(2,909)	(1,168)
Tax benefit from stock option exercises	—	870
Excess tax benefit from stock option exercises	—	(870)
Decrease in accounts receivable	1,358	7,875
Increase in inventories	(14,251)	(9,855)
Decrease in current liabilities	(20,766)	(9,595)
Other	(975)	(3,805)
Net cash provided by operating activities	97,713	102,705

Investing Activities:
Acquisitions, net of cash acquired	(80,838)	(263,811)
Capital expenditures	(13,538)	(15,546)
Other	(944)	(3,241)
Net cash used in investing activities	(95,320)	(282,598)

Financing Activities:
Borrowings on revolving credit facility, net	3,000	194,000
Cash dividends paid	(6,059)	(5,350)
Distributions to noncontrolling interests	(3,897)	(5,507)
Acquisitions of noncontrolling interests	(3,848)	(3,599)
Proceeds from stock option exercises	2,297	1,471
Excess tax benefit from stock option exercises	—	870
Revolving credit facility issuance costs	(270)	—
Other	(371)	(181)
Net cash (used in) provided by financing activities	(9,148)	181,704

Effect of exchange rate changes on cash	532	1,375

Net (decrease) increase in cash and cash equivalents	(6,223)	3,186
Cash and cash equivalents at beginning of year	42,955	33,603
Cash and cash equivalents at end of period	$36,732	$36,789